Exhibit 2(a).10

2005 Stock Incentive Plan

Stock Appreciation Rights Award Agreement

Name of Grantee:

Number of Granted Shares:

Grant Price:

Grant Date:

Expiration Date:

1. Grant of Stock Appreciation Right.

Pursuant to the CDC Corporation 2005 Stock Incentive Plan (the “Plan”), CDC Corporation, a Cayman Islands company (the “Company”), hereby grants to the Grantee named above (the “Grantee”) a stock appreciation right (the “SAR”) which represents the right to receive the aggregate dollar value of appreciation (“Appreciation”) in the Fair Market Value (defined in the Plan) of the Company’s Class A Common Shares, par value US$0.00025 per share (the “Common Shares”), of the Company on the number of Granted Shares specified above (the “Granted Shares”), subject to the terms and conditions set forth herein and in the Plan. In accordance with Section 6(c) of the Plan, the Granted Price specified above (“Granted Price”) shall not be less than eighty-five percent (85%) of the Fair Market Value of a share of the Common Shares on the Grant Date specified above (“Grant Date”).

Notwithstanding anything herein to the contrary, this Stock Appreciation Rights Award Agreement (“SAR Award Agreement”) shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms used herein without definition shall have the same meaning given to such term in the Plan. The Grantee hereby agrees to be bound by all the terms, conditions and restrictions described herein and in the Plan.

2. Vesting Schedule.

No portion of this SAR may be exercised until the date on which such portion has or shall have vested. Except as set forth herein and in the Plan, and subject to the determination of the Company in its sole discretion to accelerate the vesting schedule hereunder due to other circumstances, and subject to adjustment of the vesting schedule to provide for reduced or extended vesting of Granted Shares in the event that the Grantee is no longer a director or becomes employed on less than a full-time basis (such adjusted vesting schedule shall be determined by the Company at the time the Grantee becomes employed on less than a full time basis and shall be set forth in a replacement stock appreciation rights award agreement to be executed at that time; provided, however, that in any event all Granted Shares in such adjusted vesting schedule shall have vested no later than 60 days prior to the Expiration Date set forth above), the Granted Shares shall be vested and exercisable with respect to the following number of Granted Shares on the following dates:

Vesting Date	Number of Option Shares	Cumulative Number of Option Shares*

*	Assuming no exercise of any Options that is the subject of this Option Award Agreement.

3. Exercise of SAR.

(a) Subject to the terms and conditions contained herein and in the Plan, Grantee may exercise only vested portions of this SAR and only in the following manner. From time to time prior to the earlier to occur of: (i) the termination hereof in accordance with the provisions of this SAR; or (ii) the Expiration Date (specified above) (the “Expiration Date”) with respect to a given portion of this SAR, Grantee may give written notice to the Company of his/her election to exercise some or all of the Granted Shares and become entitled to payment of the Appreciation with respect to the exercised portion of the Granted Shares. Said notice shall specify the number of Granted Shares to be exercised and shall be accompanied by such agreement, statement or other evidence as the Company may require in order to satisfy itself that the exercise of the Granted Shares and the entitled of the Appreciation will be in compliance with Applicable Laws including without limitation all applicable U.S. federal and state securities laws and regulations.

(b) The Company reserves the right to withhold the exercise of Granted Shares for reasons including but not limited to the Grantee’s failure to comply with the Company’s rules and regulations; the Grantee’s failure to comply with Applicable Laws; the Grantee’s breach of his/her employment agreement; the Grantee’s unwillingness or failure to follow Company directives; and the Grantee’s failure to perform his/her duties and responsibilities.

(c) Exercisablity of this SAR upon and after termination of the Grantee shall be in accordance with Section 9 of the Plan, except as otherwise specifically provided for in this Section 3(c); provided, however, in the event the Grantee is subject to a blackout period under the Company’s Insider Trading Policy on the date of such termination, the period following termination during which such SAR may be exercised set forth in Section 9 of the Plan shall not begin until the date the Committee (as defined in the Plan) notifies the Grantee that such Grantee is no longer in possession of material non-public information such that the Grantee may freely exercise this SAR in compliance with the Company’s Insider Trading Policy and Applicable Laws. Exercisability of this SAR upon termination due to death or Disability shall be in accordance with Section 9(a) of the Plan. Exercisability of this SAR upon termination for Cause shall be in accordance with Section 9(c) of the Plan. Exercisability of this SAR upon termination other than for Cause, as a result of voluntary termination by the Grantee or due to Retirement shall be in accordance with Section 9(d) of the Plan; provided, however, in the event of voluntary termination by the Grantee, in the event the Grantee is subject to a blackout period under the Company’s Insider Trading Policy for at least the five most recent trading days prior to such voluntary termination, the SAR may be exercised for a period of five trading days following the date the Committee notifies the Grantee that such Grantee is no longer in possession of material non-public information such that the Grantee may freely exercise the SAR in compliance with the Company’s Insider Trading Policy and Applicable Laws. The Committee shall provide the Grantee with any such notice required by this Section 3(c) promptly.

(d) Notwithstanding any other provision hereof or of the Plan, no portion of this SAR shall be exercisable at any time unless all necessary regulatory or other approvals have been received.

(e) To the extent that an SAR is exercised for a number of Granted Shares which is less than the full number of Granted Shares for which this SAR is then exercisable, it shall be deemed to have been exercised first with respect to the maximum number of vested Granted Shares for which this SAR has not been previously exercised for the Vesting Date (as specified in the table in Section 2) (the “Vesting Date”) that is closest to the Vesting Start Date, then the maximum number of vested Granted Shares for which this SAR has not been previously exercised for the next sequential Vesting Date, and so forth.

4. Calculation and Payment of Appreciation.

(a) The Appreciation shall be computed by multiplying: (a) the excess, if any of: (i) the Fair Market Value of a share of the Common Shares on the date that written notice in accordance with Section 3(a) is received by the Company provided, however, that such notice is received prior to 3 PM Eastern Standard Time (the “Exercise Date”) over (ii) the Fair Market Value of a share of the Common Shares on the Grant Date, multiplied by the number of Granted Shares being exercised.

(b) The Appreciation shall be payable by the Company in Common Shares. Only whole shares of Common Shares shall be issued or delivered, and any fractional shares shall be rounded down to the nearest share. The Company shall pay Grantee amounts due upon the exercise of the SAR within a reasonable period after exercise, except that the Company shall withhold or collect from the Grantee such amounts as are required by any Applicable Laws for payroll withholding, income or other tax purposes.

(c) With respect to payment in Common Shares, Certificates for the Common Shares to be issued upon the exercise of this SAR (“SAR Shares”) will be issued to Grantee upon compliance, to the satisfaction of the Company, with all requirements under Applicable Laws in connection with such issuance, including without limitation, if said SAR Shares have not been registered under the U.S. Securities Act of 1933, as amended (the "Act"), receipt of a representation from Grantee upon each exercise that Grantee is receiving the SAR Shares for his/her own account and not with a view to any resale or distribution thereof, the legending of any certificate representing said SAR Shares, and the imposition of a stop transfer order with respect thereto, to prevent a resale or distribution in violation of U.S. federal or state securities laws. Until Grantee shall have complied with the requirements hereof, of the Plan and of all Applicable Laws, the Company shall be under no obligation to issue the SAR Shares, and the determination of the Committee (as defined in the Plan) as to such compliance shall be final and binding on Grantee. Grantee shall not be deemed for any purpose to be the owner of any SAR Shares until such SAR Shares shall have been issued in accordance with the foregoing provisions.

5. Expiration Date of SAR.

In accordance with Section 7(a) of the Plan, notwithstanding anything herein to the contrary, unless earlier expired, forfeited or otherwise terminated, each outstanding SAR shall expire in its entirety upon the seventh anniversary of the Grant Date.

6. Transferability.

Except as otherwise permitted in the Plan, this Agreement is personal to Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and is exercisable, during Grantee's lifetime, only by Grantee. The terms of the Plan and this SAR Award Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.

7. Tax Withholding.

The Grantee shall, not later than the date as of which the exercise of this SAR or disposition of the SAR Shares becomes a taxable event for income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any local taxes required by law to be withheld on account of such taxable event. For income tax purposes, the Appreciation shall be considered transferred to the Grantee on the Exercise Date.

8. NO GUARANTEE OF CONTINUED SERVICE.

GRANTEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE IN SECTION 2 (THE “VESTING SCHEDULE”) IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE, DIRECTOR OR CONSULTANT AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED A SAR OR RECEIVING SAR SHARES HEREUNDER). GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS SAR AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE DO NOT CONSTITUTE AN EXPRESS OR IMPLED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE, DIRECTOR OR CONSULTANT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE GRANTEE’S RELATIONSHIP AS AN EMPLOYEE, DIRECTOR OR CONSULTANT AT ANY TIME, WITH OR WITHOUT CAUSE.

THE SAR GRANTED HEREUNDER SHALL NOT FORM ANY PART OF THE WAGES OR SALARY OF THE GRANTEE FOR PURPOSES OF SEVERANCE PAY OR TERMINATION INDEMNITIES, IRRESPECTIVE OF THE REASON FOR TERMINATION.

9. No Rights of Shareholders.

Neither Grantee nor a permissible assignee of this SAR shall have any of the rights and privileges of a shareholder of the Company, unless and until SAR Shares have been issued in the name of Grantee or such permissible assignee, as applicable.

10. Miscellaneous.

Notice hereunder shall be mailed or delivered to the Company and/or the Grantee at the addresses set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

By Grantee’s signature and the signature of the Company’s representative below, Grantee and the Company agree that this SAR is granted under and governed by the terms and conditions of the Plan and this SAR Award Agreement. Grantee has reviewed the Plan and this SAR Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this SAR Award Agreement and fully understands all provisions of the Plan and SAR Award Agreement. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and SAR Award Agreement.

In the event that any provision of this SAR Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall prevail to the extent of the inconsistency.

This SAR Award Agreement shall be governed by the laws of the State of New York, U.S.A. without reference to principles of conflict of laws.

IN WITNESS WHEREOF, this SAR Award has been granted by the Company as of the date of grant as mentioned above.

CDC CORPORATION:	GRANTEE:

By:
Name: Gregor Morela	Name:
Title: Chief Accounting Officer	Residence Address:

Address for service of Notice:

CDC Software Corporation
Attn: Stock Option Plan Administrator
2002 Summit Boulevard, Suite 700
Atlanta, GA 30319